Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (‘“Agreement”) is made as of December 28, 2016, by and among SOUTHWEST GAS CORPORATION, a California corporation (“SWG”’), SOUTHWEST REORGANIZATION CO., a California corporation (“MergerSub”), and SOUTHWEST GAS HOLDINGS, INC., a California corporation (“HoldCo’”), with reference to the following facts:

A.	SWG has authorized capital consisting of (i) 60,000,000 shares of Common Stock, with par value of $1 per share (“SWG Common Stock”); (ii) 5,000,000 shares of Preferred Stock, with no par value (“SWG Preferred”); and (iii) 2,000,000 shares of Preference Stock, with par value of $20 per share (“SWG Preference” and together with the SWG Common Stock and SWG Preferred, “SWG Capital Stock”).

B.	MergerSub has authorized capital consisting of 1,000 shares of Common Stock (“MergerSub Common Stock”), of which 100 shares are issued and outstanding and owned beneficially and of record by HoldCo.

C.	HoldCo has authorized capital consisting of (i) 60,000,000 shares of Common Stock, with par value of $1 per share, of which 100 shares are issued and outstanding and held by SWG (“HoldCo Common Stock”); (ii) 5,000,000 shares of Preferred Stock, with no par value, of which no shares are issued and outstanding (“HoldCo Preferred”); and (iii) 2,000,000 shares of Preference Stock, with par value of $20 per share, of which no shares are issued and outstanding (“HoldCo Preference” and together with the HoldCo Common Stock and HoldCo Preferred, “HoldCo Capital Stock”).

D.	The Boards of Directors of the respective parties hereto deem it advisable to merge MergerSub with and into SWG in accordance with the California Corporations Code (“Corporations Code”) and this Agreement for the purpose of establishing HoldCo as the parent corporation for SWG in a transaction intended to qualify as a tax-free transaction to SWG and its shareholders for federal income tax purposes.

E.	The shareholders of SWG immediately before the Merger (defined below) will own (immediately after the Merger) equity securities of HoldCo possessing more than five-sixths of the voting power of HoldCo.

NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties agree that (i) MergerSub shall be merged with and into SWG (the “Merger”), (ii) SWG shall be the corporation surviving the Merger, and (iii) the terms and conditions of the Merger, the mode of carrying it into effect, and the manner of converting and exchanging shares of capital stock shall be as follows:

ARTICLE I

The Merger

1.1    Officers’ Certificates. Subject to and in accordance with the provisions of this Agreement, officers’ certificates of SWG and MergerSub shall be signed and verified and thereafter delivered, together with a copy of this Agreement, to the office of the Secretary of State of California for filing, all as provided in Section 1103 of the Corporations Code.

1.2    Effective Time. The Merger shall become effective on January 1, 2017 (the ‘‘Effective Time”). At the Effective Time, the separate existence of MergerSub shall cease and MergerSub shall be merged with and into SWG, which shall continue its corporate existence as the surviving corporation (SWG and MergerSub being sometimes referred to herein as the “Constituent Corporations” and SWG, as the surviving corporation, being sometimes referred to herein as the “Surviving Corporation”). SWG shall succeed, without other transfer, to all the rights and property of MergerSub and shall be subject to all the debts and liabilities of MergerSub in the same manner as if SWG had itself incurred them. All rights of creditors and all liens upon the property of each of SWG and MergerSub shall be preserved unimpaired.

1.3    Appropriate Actions. Prior to and after the Effective Time, HoldCo, SWG and MergerSub, respectively, shall take all such actions as may be necessary or appropriate in order to effectuate the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full title to all properties, assets, privileges, rights, immunities and franchises of either of the Constituent Corporations, the officers and directors of each of the Constituent Corporations as of the Effective Time shall take all such further action.

ARTICLE 2

Terms of Conversion and Exchange of Shares

At the Effective Time:

2.1    SWG Common Stock. Each share or fractional share of SWG Common Stock issued and outstanding immediately prior to the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically changed and converted into a share or equal fraction of a share of HoldCo Common Stock, which shall thereupon be issued and fully-paid and non-assessable and which shall have the same rights, preferences, privileges, and restrictions as a share of SWG Common Stock immediately prior to the Effective Time.

2.2    MergerSub Common Stock. Each share or fractional share of MergerSub Common Stock issued and outstanding immediately prior to the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically changed and converted into a share or equal fraction of a share of Common Stock of the Surviving Corporation, which shall thereupon be issued and fully-paid and non-assessable, with the effect that the number of issued and outstanding shares of Common Stock of the Surviving Corporation shall be the same as the number of issued and outstanding shares of MergerSub immediately prior to the Effective Time.

2.3    HoldCo Common Stock. Each share of HoldCo Common Stock issued and outstanding immediately prior to the Merger shall be canceled.

ARTICLE 3

Articles of Incorporation and Bylaws

3.1    SWG’s Restated Articles. From and after the Effective Time, and until thereafter amended as provided by law, the Restated Articles of Incorporation of SWG as in effect immediately prior to the Merger shall be and continue to be the Restated Articles of Incorporation of the Surviving Corporation.

3.2    SWG’s Bylaws. From and after the Effective Time, and until thereafter amended as provided by law, the Bylaws of SWG as in effect immediately prior to the Merger shall be and continue to be the Bylaws of the Surviving Corporation.

ARTICLE 4

Directors and Officers

The persons who are directors and officers of SWG immediately prior to the Merger shall continue as directors and officers, respectively, of the Surviving Corporation and shall continue to hold office as provided in the Bylaws of the Surviving Corporation. If, at or following the Effective Time, a vacancy shall exist in the Board of Directors or in the position of any officer of the Surviving Corporation, such vacancy may be filled in the manner provided in the Bylaws of the Surviving Corporation.

ARTICLE 5

Stock Certificates

5.1    Pre-Merger SWG Common Stock. Following the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of SWG Common Stock may, but shall not be required to, surrender the same to HoldCo for cancellation or transfer, and will be entitled to receive a certificate or certificates representing the same number of shares of HoldCo Common Stock as the shares of SWG Common Stock previously represented by the stock certificate(s) surrendered, and each book entry position which immediately prior to the Effective Time represented shares of SWG Common Stock shall, without any action by the holder thereof, be converted to a book entry position representing the same number of shares of HoldCo Common Stock.

5.2    Outstanding Certificates. Until surrendered or presented for transfer in accordance with Section 5.1 above, each outstanding certificate which, prior to the Effective Time, represented SWG Common Stock shall be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of HoldCo Common Stock as though such surrender or transfer and exchange had taken place.

5.3    SWG Stock Transfer Books. The stock transfer books for SWG Common Stock shall be deemed to be closed at the Effective Time and no transfer of shares of SWG Common Stock outstanding prior to the Effective Time shall thereafter be made on such books.

5.4    Post-Merger Rights of Holders. Following the Effective Time, the holders of certificates representing SWG Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to stock of the Surviving Corporation and their sole rights shall be with respect to the HoldCo Common Stock into which their shares of SWG Common Stock shall have been converted by the Merger.

ARTICLE 6

Amendment and Termination

6.1    Amendment. The parties to this Agreement, by mutual consent of their respective boards of directors, may amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing at any time.

6.2    Termination. This Agreement may be terminated and the Merger and other transactions provided for by this Agreement may be abandoned at any time prior to the consummation of the Merger by action of the Board of Directors of SWG if such board of directors determines for any reason that the completion of the transactions provided for herein would for any reason be inadvisable or not in the best interests of SWG or its shareholders.

ARTICLE 7

Adoption and Approval

This Agreement was adopted and approved by the Board of Directors of SWG and the Board of Directors of HoldCo at meetings held on December 27, 2016 and by written consent of the Board of Directors of MergerSub dated December 28, 2016. Pursuant to Section 1201(b) of the Corporations Code, the Plan was not required to be, and was not, approved by the shareholders of SWG. This Agreement was approved by written consent of the sole shareholder of MergerSub on December 28, 2016.

Signature page follows

IN WITNESS WHEREOF, SWG, HoldCo and MergerSub, pursuant to approval and authorization duly given by resolutions adopted by their respective boards of directors, have each caused this Agreement to be executed by its chairman of the board or its president or one of its vice presidents and by its secretary or one of its assistant secretaries.

SWG:		MergerSub:
SOUTHWEST GAS CORPORATION,		SOUTHWEST REORGANIZATION CO.,
a California corporation		a California corporation

By:	/s/ John P. Hester	By:	/s/ John P. Hester
	John P. Hester		John P. Hester
Its:	President and Chief Executive Officer	Its:	President and Chief Executive Officer

By:	/s/ Karen S. Haller	By:	/s/ Karen S. Haller
	Karen S. Haller		Karen S. Haller
Its:	Senior Vice President, General Counsel and Corporate Secretary	Its:	Senior Vice President, General Counsel and Corporate Secretary

HoldCo:
SOUTHWEST GAS HOLDINGS, INC. a California corporation

By:	/s/ John P. Hester
John P. Hester
Its:	President and Chief Executive Officer

By:	/s/ Karen S. Haller
Karen S. Haller
Its:	Senior Vice President, General Counsel and Corporate Secretary

[Attachments – SWG and MergerSub Officers’ Certificates]

Certificate of Approval

of

Agreement of Merger

John Hester and Karen Haller certify that:

1. They are the president and the secretary, respectively, of Southwest Gas Corporation, a California corporation.

2. The principal terms of the Agreement and Plan of Merger in the form attached were duly approved by the board of directors of the corporation.

3. Pursuant to Section 1201(b) of the California Corporations Code, the Agreement and Plan of Merger was not required to be, and was not, approved by the shareholders of the corporation.

4. The principal terms of the Agreement and Plan of Merger in the form attached were duly approved by the shareholders of Southwest Gas Holdings, Inc.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: December 28, 2016

/s/ John P. Hester
John P. Hester, President

/s/ Karen S. Haller
Karen S. Haller, Secretary

Certificate of Approval

of

Agreement of Merger

John Hester and Karen Haller certify that:

1. They are the president and the secretary, respectively, of Southwest Reorganization Co., a California corporation.

2. The principal terms of the Agreement and Plan of Merger in the form attached were duly approved by the board of directors and by the shareholders of the corporation by a vote that equaled or exceeded the vote required.

3. The shareholder approval was by the holders of 100% of the outstanding shares of the corporation.

4. There is only one class of shares and the number of shares outstanding entitled to vote on the merger is 100.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: December 28, 2016

/s/ John P. Hester
John P. Hester, President

/s/ Karen S. Haller
Karen S. Haller, Secretary